ROYAL BANCSHARES OF PENNSYLVANIA MEDIA ALERT

FOR IMMEDIATE RELEASE
CONTACT:
Marc Sanders, Director of Marketing
610-668-4700 x277
marcsanders@royalbankamerica.com

ROYAL BANK AMERICA’S PARENT COMPANY REPORTS:
•	7% INCREASE IN NET INCOME FOR THE 3rd QUARTER
•	38th CONSECUTIVE QUARTERLY CASH DIVIDEND

(Narberth, PA)– October 25, 2004 – Royal Bank America reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ: RBPAA) for the quarter ended September 30, 2004, were $5.1 million as compared to $4.8 million for the same three-month period ended September 30, 2003, a 7% increase. Consolidated basic earnings per share for the three-months ended September 30, 2004 and 2003, were $0.42 and $0.39, respectively. Consolidated earnings for the nine-month period ended September 30, 2004 were $14.7 million or $1.20 per basic share as compared to $13.1 million or $1.08 per basic share for nine-month period ended September 30, 2003.

Consolidated total assets increased 2.3% to $1.18 billion at September 30, 2004, as compared to $1.15 billion at December 31, 2003. Investment securities increased to $576 million at September 30, 2004, as compared to $565 million at December 31, 2003, an increase of 2.0%. Total consolidated stockholders’ equity rose to $140.4 million for the period ending September 30, 2004, as compared to $134.8 million for the period ended December 31, 2003.

On October 20, 2004, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 38th consecutive quarterly cash dividend. This dividend is twenty-five cents ($.25) per share for holders of Class A common stock and twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is November 5, 2004, and the payment date is November 22, 2004.

“As we announce our 38th consecutive quarterly cash dividend, I am pleased to acknowledge the efforts put forth by our management team and staff. This achievement is a direct testament to their commitment to the goals of our organization,” stated Joseph P. Campbell, President and CEO.

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 17 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey under the name Royal Bank America and Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ROYAL BANCSHARES OF PENNSYLVANIA CONDENSED INCOME STATEMENT (Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,

(in thousands, except for earnings per share)	2004	2003	2004	2003

Interest Income	$16,515	$18,197	$50,551	$54,382
Interest Expense	6,793	7,230	20,492	22,888

Net Interest Income	9,722	10,967	30,059	31,494
Provision for Loan Losses	1	197	6	514

Net Interest Income after Provision	9,721	10,770	30,053	30,980
Non Interest Income	3,822	926	10,469	2,155
Non Interest Expense	6,225	4,712	19,583	13,938

Income before Taxes	7,318	6,984	20,939	19,197
Income Taxes	2,206	2,222	6,269	6,055

Net Income	5,112	4,762	14,670	13,142
Earnings per share – basic	$0.42	$0.39	$1.20	$1.08

SELECTED RATIOS:
Return on Average Assets	1.7%	1.7%	1.6%	1.5%
Return on Average Equity	14.7%	15.3%	14.3%	13.9%
Average Equity to Assets	11.6%	10.8%	11.4%	10.9%
Book Value Per Share	$11.45	$10.69

CONDENSED BALANCE SHEET

(in thousands)	Sept 30, 2004 (unaudited)	Dec 31, 2003
Cash and Cash Equivalents	$22,174	$25,070
Investment Securities	576,452	565,337
Loans Held for Sale	1,544	3,157
Loans (net)	449,518	500,131
Premises (net)	71,610	7,480
Accrued Interest receivable	16,252	16,353
Other Assets	43,333	36,882

Total Assets	$1,180,883	$1,154,410

Deposits	$736,384	$791,059
Borrowings	283,358	212,000
Other Liabilities	17,144	15,653
Minority Interest	3,582	865
Shareholders’ Equity	140,415	134,833

Total Liabilities and Shareholders Equity	$1,180,883	$1,154,410

The above financial statements include consolidation of Equity Real Estate Investments, owned by Royal Bancshares, which are required as a result of FIN 46(R) “Variable Interest Entities.”